Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-159582, 333-70917, 333-61202, and 333-199566) of Key Tronic Corporation of our reports dated September 14, 2022, relating to the consolidated financial statements of Key Tronic Corporation as of and for the year ended July 2, 2022, and the effectiveness of internal control over financial reporting of Key Tronic Corporation as of July 2, 2022, appearing in this Annual Report (Form 10-K) for the year ended July 2, 2022.

/s/ Moss Adams, LLP

Seattle, Washington
September 14, 2022